Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS
ADJUSTED BOOK VALUE PER SHARE OF $411

HAMILTON, Bermuda (April 29, 2010) — White Mountains Insurance Group, Ltd. reported an adjusted book value per share of $411 at March 31, 2010, a decrease of 1% for the quarter, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a tough quarter.  Book value per share was down 1%.  Catastrophe losses, primarily from the earthquake in Chile and winter weather in Europe and the Northeastern United States, were a major drag on results.  Investment results were good with our portfolio up 1.4% despite some headwinds from a strengthening dollar.  With the transformation of OneBeacon into a specialty company nearly complete, a well capitalized, disciplined reinsurance business in White Mountains Re, and Esurance growing again, I like how we are positioned.  Our capital position remains strong, and we repurchased about 103,000 shares in the quarter.”

Adjusted comprehensive loss was $51 million for the first quarter compared to adjusted comprehensive loss of $9 million in the first quarter of last year, while net loss was $40 million compared to net income of $30 million in the first quarter of 2009.

OneBeacon

OneBeacon’s book value per share was flat for the quarter, including dividends.  OneBeacon’s GAAP combined ratio for the first quarter of 2010 was 112% compared to 94% for the first quarter of last year. The increase in the combined ratio was primarily due to 10 points of catastrophe losses mostly from winter weather in the Northeastern United States. Catastrophe losses in the first quarter of 2009 contributed less than one point to the combined ratio. The first quarter of 2010 included one point of favorable loss reserve development compared to three points in the first quarter of last year.

Mike Miller, CEO of OneBeacon, said, “While our overall result is disappointing, it is primarily driven by the March catastrophe losses in the Northeast and other losses associated with businesses we are exiting.  Our Specialty Lines results were solid, with a 97% combined ratio, despite four points of catastrophe losses. We are adding to our significant undeployed capital position and will continue to look for opportunities to add new specialty segments.  We expect to return capital to our shareholders while maintaining proper financial leverage.”

Net written premiums were $372 million for the first quarter, a decrease of 21% from the first quarter of last year, reflecting the sale of the non-specialty Commercial Lines business beginning with January 1, 2010 renewal dates.  Specialty Lines premiums increased by 13%, while Personal Lines premiums decreased by 15%.

During the first quarter, OneBeacon announced a definitive agreement to sell its Traditional Personal Lines business to Tower Group, Inc. Net written premiums for the business being sold totaled approximately $420 million for the year ended December 31, 2009. The transaction is expected to close in the second quarter, pending regulatory approvals.

White Mountains Re

White Mountains Re’s GAAP combined ratio for the first quarter of 2010 was 132% compared to 80% for the first quarter of last year. The higher combined ratio was primarily due to $122 million (57 points) of property catastrophe losses compared with $12 million (5 points) in the first quarter of last year.  The 2010 losses included $110 million from the Chilean earthquake and $10 million from European windstorm Xynthia.

White Mountains Re has estimated its loss from the Chilean earthquake based on a $10 billion industry insured loss scenario, at the upper end of current industry loss estimates.  Most of White Mountains Re’s recorded loss from the earthquake in Chile has been estimated using third party catastrophe models, which apply overall estimates of industry insured losses to White Mountains Re’s exposure information.  Catastrophe exposure modeling is inherently uncertain and the settlement process for earthquake claims can be prolonged.  Therefore, White Mountains Re’s recorded loss from the Chilean earthquake may change in the future.

Gross written premiums were up 15% for the first quarter, while net written premiums increased 11%. These increases are primarily due to increases in the trade credit and accident and health lines and the effects of foreign currency translation.  During the first quarter of 2010, White Mountains Re completed its previously announced acquisition of Central National Insurance Company of Omaha, resulting in a gain of approximately $13 million that is included in other revenues.

Allan Waters, CEO of White Mountains Re, said, “I believe we have taken a prudently conservative approach in establishing our initial loss estimate for the Chilean earthquake.  The after-tax loss represents about 3% of White Mountains Re’s capital. We continue to be strongly capitalized and well positioned to take advantage of underwriting opportunities in the market, as we did in the first quarter.”

Esurance

Esurance’s adjusted combined ratio for the first quarter of 2010 was 106% compared to 102% in the first quarter of last year.  The loss and LAE ratio was 76% for the quarter compared to 74% in the first quarter of last year.  The increase in the loss ratio was due to the winter storms in the Northeast, a greater incidence of large injury claims and a decline in the average premium per policy on new business.  The adjusted expense ratio was 30% for the quarter compared to 28% in the first quarter of last year.  The increase in the adjusted expense ratio was primarily due to increased marketing spending and higher compensation accruals.

Gary Tolman, CEO of Esurance, said, “Our underwriting results for the quarter were disappointing, due to higher losses. However, Esurance had good premium growth in the quarter, driven by a 40% increase in new policy sales. We have clearly improved our ability to attract, convert and retain customers.  In the quarter, we also continued to generate more sales through our comparison quote platform powered by Answer Financial.”

Controlled premiums, which include policies sold by Answer Financial, were $320 million in the first quarter of 2010 compared to $298 million in the first quarter of 2009.  Gross premiums written by Esurance were $232 million in the first quarter, an 8% increase from the comparable period of 2009.  As of March 31, 2010, the segment had 822,000 policies-in-force, including 298,000 policyholders at Answer Financial.  The segment added approximately 48,000 policies-in-force during the first quarter of 2010.

During the first quarter of 2010, Esurance began reporting its adjusted expense ratio and adjusted combined ratio, both non-GAAP financial measures.  Esurance’s adjusted expense ratio and adjusted combined ratio include referral fee revenue as a reduction of operating expenses in the calculation in order to better reflect the growing benefit of those fees, which partially offset the cost of Esurance’s advertising.  See “Regulation G” below.

Other Operations

White Mountains’ Other Operations segment’s pre-tax loss in the first quarter of 2010 was $14 million compared to $38 million in the first quarter of last year.  The decrease in pre-tax loss was primarily attributable to improved performance at Life Re, which reported $3 million pre-tax net losses in the first quarter of 2010 compared to $32 million of pre-tax net losses in the first quarter of last year.

In January 2010, Symetra completed an initial public offering at a price of $12 per share, with 25.3 million shares sold by Symetra and 9.7 million shares sold by existing shareholders. White Mountains did not sell any shares in the offering. As a result of the offering, White Mountains’ fully converted ownership in Symetra has decreased from approximately 24% at December 31, 2009 to approximately 20% at March 31, 2010.  The issuance of the new Symetra shares at a price below its adjusted book value per share diluted White Mountains’ investment in Symetra’s common shares, resulting in an approximately $2 reduction in White Mountains’ adjusted book value per share.

During the first quarter of 2010, White Mountains repurchased and retired 103,319 of its common shares under its share repurchase program for $35.5 million at an average share price of $343, which was approximately 83% of White Mountains’ March 31, 2010 adjusted book value per share.

Investment Activities

The GAAP total return on invested assets for the first quarter of 2010 was 1.4%, including -0.3% of currency losses in the quarter, compared to -0.2%, including -0.6% of currency losses, for the first quarter of last year.

Manning Rountree, President of White Mountains Advisors said, “Our total investment portfolio was up 1.4% in the first quarter, a decent result given our positioning.  U.S. dollar strengthening was a headwind in the quarter, reducing returns by 0.3%.  In local currencies, our fixed income portfolio was up 1.4%, compared to a Barclays U.S. Intermediate Aggregate return of 1.8%. Corporate bonds continued their run, up 2.2% in the quarter, and structured products contributed 1.9%.  Our large pool of cash and short term investments was a drag on results in the quarter.  We expect this pool to decrease over the course of the year as we carefully put money to work.  Our equity portfolio, roughly 13% of GAAP total investments at quarter’s end, returned 3.5%, a decent absolute return but well behind the S&P 500 return of 5.4%.  We have been gradually shifting our equity exposure away from convertibles and alternatives and toward common stocks, a process we intend to continue on an opportunistic basis.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q with the Securities and Exchange Commission on or before May 10, 2010 and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes four non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures.  White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’ financial performance.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio from comprehensive income (loss).  The reconciliation of adjusted comprehensive income (loss) to comprehensive income (loss) is included on page 8.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio.  In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Esurance’s adjusted expense ratio and adjusted combined ratio are non-GAAP financial measures. To calculate the adjusted expense ratio and adjusted combined ratio, operating expenses are reduced by referral fee revenue. Referral fee revenue, which is recorded as a component of other revenues under GAAP, represents fees that Esurance receives for referring customers for whom it does not write policies to other carriers.  Management believes that Esurance’s adjusted expense ratio and adjusted combined ratio are better measures to evaluate Esurance’s underwriting results than its GAAP expense and combined ratios because the expenses that are incurred to acquire policyholders at Esurance, particularly advertising expenses, also lead to referral fee revenue.  The reconciliation of Esurance’s adjusted expense ratio and adjusted combined ratio to its GAAP expense and combined ratios follows:

	Three Months Ended March 31,
	2010	2009
GAAP expense ratio	31%	29%
Referral fees	(1)%	(1)%
Adjusted expense ratio	30%	28%
GAAP combined ratio	107%	103%
Referral fees	(1)%	(1)%
Adjusted combined ratio	106%	102%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which we expect or anticipate will or may occur in the future are forward-looking statements.  The words “will,” “believe,” “intend,” “expect,” “anticipate,” “project,” “estimate,” “predict” and similar expressions are also intended to identify forward-looking statements.  These forward-looking statements include, among others, statements with respect to White Mountains’:

•                                          change in adjusted book value per share or return on equity;

•                                          business strategy;

•                                          financial and operating targets or plans;

•                                          incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•                                          projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•                                          expansion and growth of our business and operations; and

•                                          future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•                                          the risks associated with Item 1A of White Mountains’ 2009 Annual Report on Form 10-K;

•                                          claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•                                          the continued availability of capital and financing;

•                                          general economic, market or business conditions;

•                                          business opportunities (or lack thereof) that may be presented to it and pursued;

•                                          competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•                                          changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•                                          an economic downturn or other economic conditions adversely affecting its financial position;

•                                          recorded loss reserves subsequently proving to have been inadequate;

•                                          actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch;

•                                          other factors, most of which are beyond White Mountains’ control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(millions, except share amounts)

(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
Assets

Fixed maturity investments	$5,828.3	$6,101.2	$5,630.5
Short-term investments	2,102.2	2,098.4	2,148.4
Common equity securities	577.1	458.5	318.8
Convertible fixed maturity investments	238.1	233.1	265.0
Other long-term investments	382.6	341.3	395.1
Securities lending investment assets - OneBeacon	—	—	46.9

Total investments	9,128.3	9,232.5	8,804.7

Cash	345.0	366.0	448.8
Reinsurance recoverable on unpaid losses	2,919.6	2,790.9	2,984.7
Reinsurance recoverable on paid losses	49.7	35.0	66.9
Insurance and reinsurance premiums receivable	1,004.5	785.5	982.6
Funds held by ceding companies	103.9	123.1	145.6
Securities lending collateral - WMRe America	—	—	105.8
Investments in unconsolidated affiliates	365.8	344.8	99.7
Deferred acquisition costs	298.3	303.8	327.7
Deferred tax asset	551.1	564.0	658.1
Ceded unearned insurance and reinsurance premiums	236.4	111.1	165.7
Value of acquired business in force - Answer Financial	32.7	35.8	46.6
Accounts receivable on unsettled investment sales	112.3	27.6	25.6
Goodwill	10.6	19.6	19.6
Other assets	664.6	703.5	758.4

Total assets	$15,822.8	$15,443.2	$15,640.5

Liabilities

Loss and loss adjustment expense reserves	$7,091.0	$6,802.1	$7,260.1
Unearned insurance and reinsurance premiums	1,698.6	1,498.5	1,732.3
Debt	1,026.1	1,050.7	1,349.2
Securities lending payable - OneBeacon	1.7	1.7	48.6
Securities lending payable - WMRe America	—	—	112.8
Deferred tax liability	339.6	355.3	289.5
Ceded reinsurance payable	227.3	92.0	162.6
Funds held under reinsurance treaties	103.7	97.4	76.6
Accounts payable on unsettled investment purchases	37.1	9.1	23.5
Other liabilities	1,042.8	1,194.9	1,103.0

Total liabilities	11,567.9	11,101.7	12,158.2

White Mountains’ common shareholders’ equity

White Mountains’ common shares and paid-in surplus	1,432.3	1,445.0	1,431.7
Retained earnings	2,148.2	2,215.9	1,776.3
Accumulated other comprehensive income (loss), after tax:
Equity in unrealized losses from investments in unconsolidated affiliates	—	—	(1.3)
Equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio	23.8	(9.0)	(218.3)
Net unrealized foreign currency translation (losses) gains and other	(6.0)	5.5	(122.2)

Total White Mountains’ common shareholders’ equity	3,598.3	3,657.4	2,866.2

Noncontrolling interests
Noncontrolling interest - OneBeacon Ltd.	346.3	351.0	287.0
Noncontrolling interest - WMRe Group Preference Shares	250.0	250.0	250.0
Noncontrolling interest - consolidated limited partnerships and A.W.G Dewar	60.3	83.1	79.1

Total noncontrolling interests	656.6	684.1	616.1

Total equity	4,254.9	4,341.5	3,482.3

Total liabilities and equity	$15,822.8	$15,443.2	$15,640.5

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

BOOK VALUE AND ADJUSTED BOOK VALUE PER COMMON SHARE

(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
Book value per common share numerators (in millions):

White Mountains’ common shareholders’ equity	$3,598.3	$3,657.4	$2,866.2
Benefits to be received from share obligations under employee stock option plans (1)	—	.4	—
Book value per common share numerator	3,598.3	3,657.8	2,866.2
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio	(23.8)	9.0	218.3
Adjusted book value per common share numerator	$3,574.5	$3,666.8	$3,084.5

Book value per common share denominators (in thousands of shares):

Common shares outstanding	8,775.6	8,860.2	8,854.1
Share obligations under employee stock option plans(1)	—	2.4	—
Book value per common share denominator	8,775.6	8,862.6	8,854.1
Unearned restricted common shares	(69.6)	(59.1)	(83.4)
Adjusted book value per common share denominator	8,706.0	8,803.5	8,770.7

Book value per common share	$410.04	$412.73	$323.71
Adjusted book value per common share	$410.59	$416.52	$351.68

(1) Assumes conversion of in-the-money stock options.

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(millions, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Revenues:
Earned insurance and reinsurance premiums	$864.7	$911.4
Net investment income	60.6	61.1
Net realized and unrealized investment gains (losses)	87.0	(23.3)
Other revenue	31.8	17.3

Total revenues	1,044.1	966.5
Expenses:
Loss and loss adjustment expenses	703.2	543.2
Insurance and reinsurance acquisition expenses	185.0	182.2
Other underwriting expenses	115.9	115.4
General and administrative expenses	44.8	50.6
Amortization of Answer Financial purchase accounting adjustments and accretion of fair value adjustment to loss and loss adjustment expense reserves	5.7	7.8
Interest expense on debt	16.3	18.9

Total expenses	1,070.9	918.1

Pre-tax (loss) income	(26.8)	48.4

Income tax benefit (expense)	.2	(12.3)

(Loss) income before equity in earnings of unconsolidated affiliates	(26.6)	36.1
Equity in (losses) earnings of unconsolidated affiliates	(11.6)	.9

Net (loss) income	(38.2)	37.0
Net income attributable to noncontrolling interests	(1.4)	(6.7)
Net (loss) income attributable to White Mountains’ common shareholders	(39.6)	30.3

Comprehensive income (loss), net of tax:
Change in equity in net unrealized gains (losses) from investments in unconsolidated affiliates	32.9	(18.2)
Change in foreign currency translation and other	(11.6)	(39.0)

Comprehensive loss	(18.3)	(26.9)
Comprehensive (income) loss attributable to noncontrolling interests	—	(.3)
Comprehensive loss attributable to White Mountains’ common shareholders	(18.3)	(27.2)

Change in equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio	(32.8)	18.0

Adjusted comprehensive loss	$(51.1)	$(9.2)

Basic (loss) earnings per common share	$(4.48)	$3.44

Diluted (loss) earnings per common share	$(4.48)	$3.44

Dividends declared and paid per common share	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.

YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)

(in millions)

(Unaudited)

For the Three Months Ended March 31, 2010

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$453.2	$212.6	$198.9	$—	$864.7
Net investment income	28.3	22.6	6.3	3.4	60.6
Net realized and unrealized investment gains	42.4	40.1	4.6	(.1)	87.0
Other revenue - referral fee revenue	—	—	3.4	—	3.4
Other revenue - foreign currency translation loss	—	(6.5)	—	—	(6.5)
Other revenue - Tuckerman Fund I and II	—	—	—	4.1	4.1
Other revenue	6.5	12.9	11.0	.4	30.8

Total revenues	530.4	281.7	224.2	7.8	1,044.1

Expenses:
Loss and loss adjustment expenses	333.7	218.2	151.3	—	703.2
Insurance and reinsurance acquisition expenses	101.4	41.5	42.1	—	185.0
Other underwriting expenses	74.2	21.4	20.3	—	115.9
General and administrative expenses - Tuckerman Fund I and II	—	—	—	4.0	4.0
General and administrative expenses	7.7	7.3	8.3	17.5	40.8
Amortization of Answer Financial purchase accounting adjustments	—	—	3.6	—	3.6
Accretion of fair value adjustment to loss and lae reserves	—	2.1	—	—	2.1
Interest expense on debt	9.1	6.9	—	.3	16.3

Total expenses	526.1	297.4	225.6	21.8	1,070.9

Pre-tax income (loss)	$4.3	$(15.7)	$(1.4)	$(14.0)	$(26.8)

For the Three Months Ended March 31, 2009

	OneBeacon	WMRe	Esurance	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$487.8	$227.4	$196.2	$—	$911.4
Net investment income	21.9	29.4	6.1	3.7	61.1
Net realized and unrealized investment (losses) gains	(5.9)	(20.1)	3.7	(1.0)	(23.3)
Other revenue - referral fee revenue	—	—	2.0	—	2.0
Other revenue - foreign currency translation gain	—	5.4	—	—	5.4
Other revenue - Tuckerman Fund I and II	—	12.3	—	6.2	18.5
Other revenue	9.4	(1.3)	11.9	(28.6)	(8.6)

Total revenues	513.2	253.1	219.9	(19.7)	966.5

Expenses:
Loss and loss adjustment expenses	288.0	109.9	145.3	—	543.2
Insurance and reinsurance acquisition expenses	95.9	47.4	38.9	—	182.2
Other underwriting expenses	72.7	24.2	18.5	—	115.4
General and administrative expenses - Tuckerman Fund I and II	—	11.5	—	6.2	17.7
General and administrative expenses	5.5	7.2	9.2	11.0	32.9
Amortization of Answer Financial purchase accounting adjustment	—	—	5.3	—	5.3
Accretion of fair value adjustment to loss and lae reserves	1.4	1.1	—	—	2.5
Interest expense on debt	10.9	6.6	—	1.4	18.9

Total expenses	474.4	207.9	217.2	18.6	918.1

Pre-tax income (loss)	$38.8	$45.2	$2.7	$(38.3)	$48.4

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WHITE MOUNTAINS INSURANCE GROUP, LTD.

SUMMARY OF GAAP RATIOS AND PREMIUMS

(Dollars in millions)

(Unaudited)

OneBeacon

	Three Months Ended March 31, 2010				Three Months Ended March 31, 2009
	Specialty	Personal	Run-off	Total	Specialty	Personal	Run-off	Total
GAAP Ratios
Loss and LAE	57%	85%	99%	73%	32%	89%	69%	59%
Expense	40%	36%	41%	39%	39%	28%	36%	35%
Total Combined	97%	121%	140%	112%	71%	117%	105%	94%

Net written premiums	$260.3	$111.5	$(0.3)	$371.5	$229.5	$131.7	$108.2	$469.4
Earned premiums	$235.9	$122.8	$94.5	$453.2	$215.7	$150.2	$121.9	$487.8

White Mountains Re

	Three Months Ended
	March 31,
	2010	2009
GAAP Ratios
Loss and LAE	103%	48%
Expense	29%	32%
Total Combined	132%	80%

Gross written premiums	$462.1	$400.3
Net written premiums	$342.1	$309.3
Earned premiums	$212.6	$227.4

Esurance

	Three Months Ended
	March 31,
	2010	2009
Adjusted Ratios (1)
Loss and LAE	76%	74%
Expense	30%	28%
Total Combined	106%	102%

Gross written premiums	$232.1	$214.2
Net written premiums	$231.3	$213.6
Earned premiums	$198.9	$196.2

(1) Adjusted expense and combined ratios include acquisition expenses net of referral fee revenue

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